Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

FOR IMMEDIATE RELEASE

August 16, 2022

ELIZABETH CASTRO GULACSY APPOINTED TO BOARD OF DIRECTORS

OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, August 16, 2022 - The Board of Directors of National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that Elizabeth Castro Gulacsy has been appointed to the Board of Directors effective August 17, 2022.

Steve Horn, Chief Executive Officer, commented: “We are delighted to have Elizabeth Castro Gulacsy join our Board. Her experience with SeaWorld Entertainment, Cross Country Healthcare and Ernst & Young will bring a fresh perspective and valuable insight as we continue to grow the company.”

“I’m pleased to join Steve in welcoming Elizabeth Castro Gulacsy to the Board of Directors of National Retail Properties,” said Steve Cosler, Chairman. “Her complementary skills will further strengthen our Board as we continue to move the company forward.”

Ms. Castro Gulacsy has worked for SeaWorld Entertainment, Inc. since 2013, where she is currently providing CFO transition services and most recently served as Chief Financial Officer and Treasurer from May 2021. Prior to that, she served as the Interim Chief Financial Officer and Treasurer, Chief Accounting Officer, Vice President, Financial Reporting, and Director, Financial Reporting. Previously, Ms. Castro Gulacsy was at Cross Country Healthcare, Inc., a publicly traded healthcare staffing company, from 2002 to 2013 where she most recently served as their Chief Accounting Officer, and earlier worked at Ernst & Young LLP where she most recently served as an audit manager. Ms. Castro Gulacsy currently serves on the audit committee for IAAPA, a global association for the theme park industry. Additionally, Ms. Castro Gulacsy previously served as Treasurer on the Board of Directors for the SeaWorld and Busch Gardens Conservation Fund. Ms. Castro Gulacsy is a graduate of the University of Florida with a Bachelor’s Degree in Accounting and a Masters of Accounting and is a licensed Certified Public Accountant.

450 S. Orange Ave., Suite 900 Orlando, FL 32801
(800) NNN-REIT www.nnnreit.com

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of June 30, 2022, the company owned 3,305 properties in 48 states with a gross leasable area of approximately 33.8 million square feet and with a weighted average remaining lease term of 10.6 years. For more information on the company, visit www.nnnreit.com.